Exhibit 10.34

TERMINATION AGREEMENT

BETWEEN

TRS LEASING, INC.

TRS SUBSIDIARY, LLC

AND

HUMPHREY HOSPITALITY MANAGEMENT, INC.

SUPERTEL HOSPITALITY MANAGEMENT, INC.

DATED AS OF JULY 20, 2004

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is made as of the 20th day of July, 2004, between TRS LEASING, INC., a Virginia corporation (“TRS”), and TRS SUBSIDIARY, LLC, a Delaware limited liability company (“TRS Sub” and, together with TRS, collectively, “Lessee”) and HUMPHREY HOSPITALITY MANAGEMENT, INC., a Maryland corporation (“HHMI”) and SUPERTEL HOSPITALITY MANAGEMENT, INC., a Maryland corporation (“SHMI”) and wholly-owned subsidiary of HHMI (HHMI and SHMI are collectively referred to herein as “Operator”).

WITNESSETH:

WHEREAS, Lessee and Operator are parties to the First Amended and Restated Management Agreement dated as of November 26, 2002 (the “Management Agreement”), with respect to the hotel properties described in Exhibit A attached to the Management Agreement (the “Managed Hotels”).

WHEREAS, Lessee may terminate the Management Agreement pursuant to the terms thereof upon certain events if Lessee pays a termination fee to Operator equal to 50% of Operator’s basic and incentive fee for the prior 12 months, which termination fee as of May 1, 2004 hereof would equal an amount of approximately $1,880,000.

WHEREAS, Lessee and Operator have mutually agreed to terminate the Management Agreement effective as of the Termination Date (as hereinafter defined) with a payment of $500,000 by Lessee to HHMI subject to the terms and conditions described herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties do hereby agree as follows:

1. Termination of Management Agreement.

Subject to the terms and conditions set forth herein, the Management Agreement shall terminate as of the 31st day of July, 2004 (the “Termination Date”). Lessee may request that Operator continue to manage one or more of the Managed Hotels after the Termination Date up to and through a mutually agreed upon date. Any and all management services provided by Operator subsequent to the Termination Date will be provided pursuant to a separately executed management agreement, in form and content acceptable to Lessee and Operator.

2. Termination Payment.

As consideration for the termination of the Management Agreement and in satisfaction of any termination or similar fees otherwise payable pursuant to the Management Agreement, Lessee shall deliver to HHMI the sum of Five Hundred Thousand Dollars ($500,000) (the “Termination Payment”) by wire transfer or in immediately available funds on the date hereof.

3. The Closing / Conditions Precedent.

(a) The closing of the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the conditions precedent set forth below in Section 3(b), Section 3(c) and Section 3(d) of this Agreement. Such closing shall take place on the date hereof by facsimile transmission and counterpart signatures or at such other date and place as the parties may mutually agree (the “Closing”).

(b) At the Closing, Operator shall execute and deliver or cause to be executed and delivered the following to Lessee:

(i) an assignment and assumption agreement for the Managed Hotel in the form acceptable to Lessee covering all agreements to be assigned and assumed as of the Closing (the “Assignment and Assumption Agreement”);

(ii) a certificate that the representations and warranties of Operator contained in Section 5(a) hereof are true and correct in all material respects as of the Termination Date;

(iii) the resignation of James I. Humphrey, Jr. as director and officer of Humphrey Hospitality Trust, Inc. and its subsidiaries and affiliates.

(c) At the Closing, Lessee shall execute and deliver or cause to be executed and delivered the following to Operator

(i) the Assignment and Assumption Agreement for all of the operating agreements and contracts listed on Exhibit 1;

(ii) a certificate that the representations and warranties of Lessee contained in 5(b) hereof are true and correct in all material respects as of the Termination Date.

(d) At the Closing, SHMI shall assign its rights as a tenant of certain premises (“Leased Premises”) pursuant to a Lease Agreement dated October 27, 1999 (“Lease Agreement”) between Humphrey Hospitality Limited Partnership (“HHLP”), as landlord, and SHMI, as tenant, to the new manager designated by Lessee, pursuant to an assignment and assumption agreement in a form acceptable to HHLP and the Lessee. Upon execution of the assignment by SHMI, SHMI shall have no further obligations as a tenant under the Lease Agreement.

(e) If the assignment of any of the franchise agreements or license agreements with respect to the Managed Hotels by the Operator to Lessee or Lessee’s designee, requires the consent from a third person and such consent shall not have been obtained prior to the Closing, then after the Closing, the Operator shall use its best efforts, and shall cooperate fully with the Lessee at Lessee’s request, to obtain any such consent. Until the earlier of the time such consent is obtained or December 31, 2004, Operator will continue as a party to such franchise agreement or license agreement as directed by the Lessee. All benefits of, and risk arising out of or related to, direction by the Lessee to the Operator with respect to such franchise agreement or license agreement following the Closing will be for the account of the Lessee.

4. Effect of Termination.

Effective on the Termination Date, the Management Agreement shall terminate and shall be null and void and have no further force and effect, except for obligations and liabilities of the Operator, including the indemnities thereunder which, under the terms of the Management Agreement, survive any termination of the same.

5. Disclosure.

(a) Operator Representations and Warranties. Operator hereby makes the following representations and warranties to Lessee:

(i) Litigation. To Operator’s knowledge, Exhibit 1 attached hereto sets forth a true and correct list of all pending and threatened actions, suits and proceedings against the Managed Hotels or Operator in connection with the Managed Hotels as of the date of this Agreement.

(ii) Contracts. Exhibit 1 attached hereto sets forth a true and correct list of all agreements in effect with respect to the Managed Hotels. Except as set forth on Exhibit 1, the parties to the agreements are in compliance with the provisions thereof, and none of the parties are in default in the performance, observance or fulfillment of their obligations therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Operator has not assigned or otherwise pledged the Management Agreement

(iii) Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Operator has been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Operator, enforceable in accordance with its terms.

(iv) No Consents/Conflicts. Except for consents, if any, described in Section 3(e), no consents, waivers or other actions by any third party are required in connection with the execution, delivery and performance of this Agreement by Operator. The execution, delivery and performance of this Agreement by Operator will not (A) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity or (B) conflict or result in a breach of, or constitute a default under the articles of incorporation or by-laws of Operator, or agreement to which Operator is a party or by which Operator is bound.

(v) Updating of Disclosures. Operator shall promptly update any of the information set forth in Exhibit 1 hereto to include developments after the date hereof by delivering written notice of such new developments to Lessee.

(vi) Inventory. The Managed Hotels, as of the Closing shall be sufficiently stocked with inventory at levels consistent with past operating practices for occupancy rates similar to the occupancy rates of the Managed Hotels over the six months preceding the Termination Date.

(vii) Operations. During the period from January 1, 2004 to the Termination Date there will not have been, without the prior written consent of Lessee:

(A) Any change of the general policies or methods of operation of the Managed Hotels, any material increase in the supply levels, or any sales of, alterations to or changes in the Managed Hotels, or

(B) Any increase in the rates of compensation paid to persons listed on Exhibit 2 or employees of Managed Hotels, other than in the ordinary course of business consistent with past practices, or

(C) Any mortgage or pledge, or any sale or transfer of any of the assets or equipment of the Managed Hotels, or

(D) Any other event or condition of any character which materially adversely affects the Managed Hotels.

(viii) Employment Agreements. With respect to Operator employees who are employed in the operation or management of the Managed Hotels, except as specified and described on Exhibit 2, Operator has no employment agreements, or any agreements that contain any severance or termination pay liabilities, or any obligations for any bonus, deferred compensation or similar amounts, and Operator has no employee with respect to whom there is any accrued or potential liability for sick leave or vacation pay for periods up to the Termination Date.

(ix) Severance. Each person listed on Exhibit 2 is an employee of Operator and the amount of the Severance Payment (as defined in Section 6(c) below) for such person is the maximum and only severance liability and/or accrued vacation due such person at the time of the Closing.

(x) Leased Premises. SHMI has used and maintained the Leased Premises, and has otherwise fully performed all of its other agreement and covenants in all material respects, as provided in the Lease Agreement.

(b) Lessee Representations and Warranties. Lessee hereby represents and warrants to Operator that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Lessee has been duly authorized by all necessary corporate, or limited liability company, action, as applicable except such consents described under Section 3(e) as may not be obtained as of the Closing. The parties executing this agreement on behalf of Lessee warrant they have the authority to execute such agreement. This Agreement constitutes a valid and binding agreement of Lessee, enforceable in accordance with its terms.

6. Transition Procedures.

Operator, in addition to its transition obligations set forth in the Management Agreement, shall perform the following (and the provisions of this Section 6 shall survive the expiration or termination of this Agreement until they have been fully performed) and, shall cooperate in good faith to effect an orderly transition of the management of the Managed Hotels:

(a) Agreements. On the Termination Date, Operator shall assign and deliver to TRS, with respect to the Managed Hotels leased by TRS, and to TRS Sub, with respect to Managed Hotels leased by TRS Sub, or their designee, and TRS, TRS Sub or their designee, as the case may be, shall assume, the agreements identified in Exhibit 1 attached hereto which were previously entered into by Operator pursuant to its authority provided for in the Management Agreement and which are then in Operator’s, rather than TRS’s or TRS Sub’s name provided, however, that if any such agreement is not permitted to be assigned. If any agreement shall require the consent of a third party and such consent shall not have been obtained prior to the Termination Date, then this Agreement shall not constitute an assignment of such agreement unless and until such consent is obtained. Until such consent is obtained, such agreement will be continued in effect by Operator as directed by TRS or TRS Sub or its designee and all benefits of, risks arising out of or related to, and all costs of, such agreement shall be for the account of TRS or TRS Sub or its designee.

(b) Remittance. On the Termination Date, Operator shall remit to Lessee or their designee all funds remaining in Operator’s possession or control which are the property of Lessee.

(c) Severance Payments. Lessee agrees to pay, on Operator’s behalf, any severance (consisting solely of salary-based severance obligations and accrued vacation pay) owed by Operator to any employee of Operator listed on Exhibit 2 who does not accept employment offered by the new operator selected to operate and manage the Managed Hotels (“Severance Payments”). Lessee’s obligation for severance payments shall not exceed the amounts set forth by the names of the employees of Operator listed on Exhibit 2. Lessee’s obligation hereunder is expressly conditioned on Operator’s representation in Section 5(ix) being true and correct and the full and faithful performance by Operator of its obligations under Section 6(f), in addition to the other terms and conditions herein.

(d) Other Transfers and Deliveries. On the Termination Date, Operator shall assign, transfer and deliver to TRS or its designee (i) keys to all portions of the Managed Hotels or any lockboxes, equipment or security devices maintained therein, (ii) all other items of property, information and materials relating to Operator’s discharge of its obligations under the Management Agreement, and (iii) an assignment of all rights to the name “Supertel” or any derivation of such name.

(e) Temporary Continuation. At the reasonable request of Lessee in order to provide time for Lessee or the new manager to secure licenses, permits or approval, Operator shall continue its performance hereunder under any license, permit or approval to the extent and for the period specified by Lessee, not to exceed four (4) months; provided, however, in return for such continuation Lessee shall pay all “out-of-pocket” expenses of Operator with respect to such continued performance.

(f) Transition Cooperation. Operator agrees to fully cooperate with the third party selected by Lessee to operate and manage the Managed Hotels in the transition of the operation from Operator to such third party. At or promptly after Closing, Lessee shall cease all use of the Humphrey trademark and logo which Lessee acknowledges is the sole property of Operator and its affiliates; provided Operator agrees that Lessee may continue to use the Humphrey trademark and logo for a period not to exceed 30 days following the Closing to permit the substitution of the successor operator’s trade materials in the Managed Hotels. Further, the parties acknowledge that this prohibition shall not apply to the use of the name “Humphrey Hospitality Trust, Inc.” by the parent corporation or the current use of “Humphrey” in the name of any subsidiary of the parent corporation, provided, that (i) the parent corporation at or before its 2005 annual shareholders meeting seeks and recommends shareholder approval of a change of its corporate name to a name that does not include “Humphrey” and (ii) subsidiaries with “Humphrey” in the subsidiary name change the subsidiary name as soon as practicable following the Closing to a name that does not include “Humphrey.”

(g) Confidential Information. Each party agrees that neither it nor its Affiliates (as defined in the Management Agreement) shall disclose to any third party or use to the detriment of the other party or its Affiliates any information (in any form or medium) which is confidential or proprietary to the other party or its Affiliates, which in the case of Lessee shall include but not be limited to confidential or proprietary information related to the Managed Hotels, customer lists, contracts, or pricing information, and shall hold any and all such information in strict confidence, for the sole and exclusive benefit of the other party and its Affiliates. In the event of a breach or a threatened breach by a party of this Section 6(g), the non-breaching party shall be entitled to an injunction restraining the party breaching or threatening to breach from violating the terms of this Section 6(g). Nothing in this Section 6(g) shall be construed or prohibiting the non-breaching party from pursuing any other available remedies for such breaches or threatened breaches, including recovery of damages from the other party. Information shall not be considered confidential or proprietary if such information (x) is available to the public at the time of disclosure, otherwise than as a result of a breach of this Agreement, or (y) is disclosed pursuant to a lawful order of any instrumentality of the United States or any of the several states, but only to the extent of such order. On the Termination Date, each party shall deliver promptly to the other any and all copies, records, notes, or other written, printed, or tangible materials pertaining to, or generated through the use of, confidential or proprietary information relating to the other party or its Affiliates or, at the direction of the other party, shall destroy such items, provided, however, that each party shall make available to the other such copies of returned or destroyed documents as may be necessary to enable the other party to file any tax returns or complete any audits. The provisions of this Section 6(g) shall survive this Agreement.

(h) Data Transfer Costs. Lessee shall pay or shall reimburse Operator for all costs of transferring data from Operator’s computer systems to Lessee’s computer systems which have been incurred and invoiced to Operator.

(i) Financial Information Assistance. Operator currently provides financial and other information necessary for the preparation by the Lessee and it affiliates of their financial statements. Operator agrees that following the Closing it will timely provide such information, consistent with past practices (or full and complete access to such information if employees of Operator who customarily provide such information are employed by the Lessee or new manager following the Closing), to the Lessee and its affiliates for periods prior to the Closing which will be included in the financial statements of Lessee and its affiliates prepared following the Closing.

(j) Benefit Plans. (i) The accounts in the Operator’s 401k Retirement Plan of the employees who accept employment with the new operator (“Transferred Employees”) will be transferred if directed by a Transferred Employee to a Transferred Employee’s accounts in the new operator’s 401k plan when such plan is available. Operator will permit the continued participation by the Transferred Employees in Operator’s 401k Retirement Plan but Operator is not required to accept further contributions of the Transferred Employees following the Closing.

(ii) The funds in the Transferred Employees’ flexible spending accounts (“FSAs”) maintained through Operator’s employee benefits plans will continue to be available to such employees for the payment of health care, dependent care and other expenses permitted to be paid from the FSAs through December 31, 2004.

7. Indemnification.

The Operator agrees to indemnify, defend and hold harmless Humphrey Hospitality Trust, Inc., TRS and TRS Sub and their respective affiliates, officers, directors, shareholders, employees and agents (collectively, the “Lessee Indemnified Parties”) from and against, and pay or reimburse the Lessee Indemnified Parties for, any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, costs and expenses, and any and all actions, suits and proceedings in respect thereof (collectively, “Liabilities”) relating to or arising from (i) the breach or nonperformance of any covenant or agreement of the Operator herein or in any document or instrument delivered in connection herewith, or (ii) the failure of any representation and warranty made by the Operator herein to be true and correct in all respects. This indemnity shall survive the Termination Date, and is in addition to and not in replacement of Operator’s indemnities under the Management Agreement. Payment of a Liability by a Lessee Indemnified Party shall not be a condition precedent to the obligations of the Operator under this indemnity.

The Lessee agrees to indemnify, defend and hold harmless Operator and their respective affiliates, officers, directors, shareholders, employees and agents (collectively, the “Operator Indemnified Parties”) from and against, and pay or reimburse the Operator Indemnified Parties for Liabilities relating to or arising from (i) the breach or nonperformance of any covenant or agreement of the Lessee herein or in any document or instrument delivered in connection herewith or of any agreements on Exhibit 1 which arise solely out of events which occur following the Closing, (ii) the failure by Lessee to make Severance Payments as required by Section 6(e), if any, or (iii) events arising after the Closing with respect to the performance of any franchise agreement or license agreement by the Operator at the direction of the Lessee pursuant to Section 3 (e). This indemnity shall survive the Termination Date, and payment of a Liability by an Operator Indemnified Party shall not be a condition precedent to the obligations of the Lessee under this Indemnity.

If a claim for Liabilities is to be made by a Lessee Indemnified Party or Operator Indemnified Party (each of which for purposes of this paragraph is referred to as an “Indemnified Party”), the Indemnified Party shall give written notice to the party providing the indemnity (the “Indemnifying Party”) as soon as practicable after the Indemnified Party obtains knowledge of such claim. In any action, suit or proceeding for which indemnification is sought under this Section 7, the Indemnifying Party shall have the right to select legal counsel, reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party and to otherwise control such action, suit or proceedings. If the Indemnifying Party elects to control such action, suit or proceeding, the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense. If the Indemnifying Party shall, within a reasonable time after notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party then the Indemnified Party shall make available all information and assistance as the Indemnifying Party may reasonably request, at the Indemnifying Party’s expense. No compromise or settlement of such third party claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent shall not unreasonably be withheld. If an Indemnified Party determines in good faith that there is a reasonable probability that a third party claim may adversely affect it other than a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third party claim, but the Indemnifying Party will not be bound by any determination of any third party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

8. Further Assurances.

Lessee and Operator hereby agree to cooperate in good faith with the other party and to execute and deliver such other agreements, documents or instruments as may be necessary or desirable in connection with the transactions contemplated by this Agreement effecting the transfer of the operational control of the Managed Hotels resulting therefrom. Lessee and Operator each hereby further agree to use their good faith reasonable commercial efforts to obtain consents and waivers from third parties, including franchisers, suppliers, vendors, employees, lessors, lessees, lenders, and other third parties necessary to effect the transactions contemplated by this Agreement.

9. Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission (confirmed by any of the following methods: overnight delivery (with proof of delivery), courier service (with proof of delivery), hand delivery, or certified or registered mail (return receipt requested and first class postage prepaid)) and addressed as follows:

(1)	Notices to Lessee shall be addressed:

TRS Leasing, Inc.

309 North 5th Street

P.O. Box 1448

Norfolk, NE 68702

Attention: Paul J. Schulte

Facsimile: 402-371-4229

and

TRS Subsidiary, LLC

309 North 5th Street

P.O. Box 1448

Norfolk, NE 68702

Attention: Paul J. Schulte

Facsimile: 402-371-4229

(2)	Notices to Operator shall be addressed:

Humphrey Hospitality Management, Inc.

7170 Riverwood Dr.

Columbia, MD 21046

Attention: James I. Humphrey, Jr.

Facsimile: (443) 259-4999

with a copy to

Stephen Goldberg

Gallagher, Evelius & Jones

218 N. Charles St., Suite 400

Baltimore, MD 21201

Facsimile No. (410) 837-3079

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date the notice is received or receipt is rejected.

10. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may make any assignment of this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

11. Entire Agreement; Amendments.

This Agreement and the exhibits hereto constitute the entire agreement among the parties thereto with respect to the subject matters hereof and all of the representations and warranties thereto, and supersede all prior agreements and understandings among the parties with respect to the matters set forth herein. No addition to or amendment or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by each party hereto.

12. Headings.

Headings of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

13. Incorporation.

The exhibits hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

14. Enforcement.

The parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement is not performed in accordance with the specific terms hereof or are otherwise breached. In addition to any other remedy to which the parties are entitled at law or in equity, the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court in the State of Delaware.

15. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflicts of laws.

16. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

17. Survival.

All agreements and obligations of the parties to this Agreement shall survive the Termination Date.

18. Consents.

Whenever the consent or approval of a party is required under this Agreement, such consent shall not be unreasonably withheld or delayed.

19. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TRS LEASING, INC.

By:	/s/ Paul J. Schulte
	Name:	Paul J. Schulte
	Title:	Chairman

TRS SUBSIDIARY, LLC

By:	/s/ Paul J. Schulte
	Name:	Paul J. Schulte
	Title:	Chairman

HUMPRHEY HOSPITALITY MANAGEMENT, INC.

By:	/s/ James I. Humphrey, Jr.
	Name:	James I. Humphrey, Jr.
	Title:	President

SUPERTEL HOSPITALITY MANAGEMENT, INC.

By:	/s/ James I. Humphrey, Jr
	Name:	James I. Humphrey, Jr.
	Title:	President